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                                                                      EXHIBIT 11


                          TECHNOLOGY SOLUTIONS COMPANY
                                AND SUBSIDIARIES

                        CALCULATION OF EARNINGS PER SHARE
                    (In thousands, except earnings per share)

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
                                                                             For the                       For the
                                                                       Three Months Ended             Six Months Ended
                                                                           November 30,                  November 30,
                                                                     ---------------------         ---------------------
                                                                       1996           1995           1996           1995
                                                                       ----           ----           ----           ----
                                                                            unaudited                     unaudited
Net income per statements of income. . . . . . . . . . . . .         $3,746         $   43         $5,871         $1,198

  Earnings resulting from modified treasury
    stock method . . . . . . . . . . . . . . . . . . . . . .             --             62             --            133
                                                                     ------         ------         ------         ------

Net earnings per modified treasury
  stock method . . . . . . . . . . . . . . . . . . . . . . .         $3,746         $  105         $5,871         $1,331
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------

Shares:
  Weighted average shares outstanding. . . . . . . . . . . .         15,561         13,682         15,303         13,583
  Common stock equivalents . . . . . . . . . . . . . . . . .          2,161          2,200          2,097          2,262
                                                                     ------         ------         ------         ------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . .         17,722         15,882         17,400         15,845
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------

Earnings per share . . . . . . . . . . . . . . . . . . . . .         $ 0.21         $ 0.01         $ 0.34         $ 0.08
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------
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